Exhibit 8.1

[Ober|Kaler Letterhead]

April 10, 2014

Prince George’s Federal Savings Bank

14804 Pratt Street

Upper Marlboro, Maryland 20772

Re:	Agreement and Plan of Merger by and among Prince George’s Federal Savings Bank, Southern National Bancorp of Virginia, Inc., Sonabank and SONA Interim Federal Savings Bank (in formation)

Ladies and Gentlemen:

We have acted as counsel to Prince George’s Federal Savings Bank (the “Bank”) in connection with the overall transaction (the “Merger”) in which the Bank will merge with an interim uninsured federal savings bank (“Merger Sub”) to be formed as a wholly-owned subsidiary of Southern National Bancorp of Virginia, Inc., a Virginia Corporation (“Southern National”), with the Bank as the surviving entity, which surviving entity will be merged immediately thereafter into Sonabank, a wholly-owned subsidiary of Southern National, all pursuant to an agreement and plan of merger by and among the Bank, Southern National, Sonabank and Merger Sub dated as of January 8, 2014 (the “Merger Agreement”), as described in the registration statement on Form S-4 (No. 333-194564) filed by Southern National with the Securities and Exchange Commission (the “Registration Statement”).

All capitalized terms used in this opinion letter and not otherwise defined in this opinion letter shall have the meanings assigned to those terms in the Merger Agreement.

This opinion is being furnished pursuant to Section 7.3(c) of the Merger Agreement. In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service, and such other authorities as we have considered relevant.

In rendering the opinions set forth below, we have examined and, with your consent, have relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto): (i) the Merger Agreement; (ii) the Registration

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April 10, 2014

Statement; (iii) certain factual representations made by the Bank and Southern National; and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below (collectively, the “Documents”).

The Merger

Based solely upon our review of the Documents and the information contained therein, and in reliance upon such Documents and information, we understand that the Merger and the relevant facts with respect thereto are as follows:

1.          For the reasons set forth in the Registration Statement, it is proposed that, pursuant to the Merger Agreement and the laws of the Commonwealth of Virginia and the Rules and Regulations of the Office of the Comptroller of the Currency, the Merger Sub merge with and into the Bank, with the Bank as the surviving entity. Immediately after this merger, that surviving entity will be merged with and into Sonabank, at which point the Bank’s separate corporate existence will cease and Sonabank will be the surviving entity. As the surviving entity, Sonabank will succeed to all of the assets and liabilities of the Bank under Virginia law.

2.          As set forth in Section 1.4(d) of the Merger Agreement, at the Effective Time, subject to the other provisions of Article I of the Merger Agreement and the provisions of Article II of the Merger Agreement, each share of common stock, par value $1.00 per share, of the Bank issued and outstanding immediately prior to the Effective Time (excluding shares owned, directly or indirectly, by the Bank, Southern National or Sonabank) shall, by virtue of the Merger Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive (i) the Per Share Cash Consideration and/or (i) the Per Share Stock Consideration.

Assumptions and Representations

In connection with rendering this opinion letter, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

1.          All information contained in each of the Documents is accurate and completely describes all material facts relevant to our opinions. With respect to such Documents, we have also assumed the genuineness of all signatures, the legal capacity of all individuals signing the Documents, the authenticity of the Documents and the conformity with originals of all Documents submitted to us as copies. We have further assumed that there has been due execution and delivery of all Documents where due execution and delivery are prerequisites to the effectiveness thereof.

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April 10, 2014

2.          All corporate actions required by the Virginia Stock Corporation Act and the Rules and Regulations of the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System for a statutory merger will have been taken, articles of merger in form and substance required by the Virginia Stock Corporation Act and the Rules and Regulations of the Office of the Comptroller of the Currency will have been filed with the Commonwealth of Virginia State Corporation Commission and the Office of the Comptroller of the Currency, respectively, all required filings with respect to the Merger will have been made with the Board of Governors of the Federal Reserve System, and the Merger will have become effective under the Virginia Stock Corporation Act and the Rules and Regulations of the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System.

3.          The Merger will be consummated in accordance with the Merger Agreement and applicable Virginia and Federal law, and as described in the Registration Statement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); each of the Bank, Southern National, Sonabank and Merger Sub will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder; and the Merger Agreement and all other documents and instruments referred to therein or in the Registration Statement are valid and binding in accordance with their terms.

Opinion - Federal Income Tax Consequences

Based upon and subject to the assumptions and qualifications set forth herein and in the Registration Statement, we are of the opinion that, under current law, the Merger will qualify as a “reorganization” for United States federal income tax purposes within the meaning of Section 368(a) of the Code. In addition, we hereby confirm that, subject to the assumptions and qualifications set forth herein and in the Registration Statement, the discussion set forth in the section of the Registration Statement entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” constitutes our opinion as to the U.S. federal income tax consequences of those matters set forth therein as to which we are described as rendering an opinion.

In addition to the assumptions set forth above, the opinions set forth herein are subject to the exceptions, limitations and qualifications set forth below:

1.          This opinion letter represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the “IRS”) in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not

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binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. The Bank has not requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws, and we assume no obligation to supplement the opinion expressed herein if any applicable laws change, after the date that the Registration Statement becomes effective, or if we become aware of any facts that might change the opinion expressed herein subsequent to the date the Registration Statement becomes effective

2.          This letter addresses only the specific tax opinions set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding, among other things, the tax consequences of the Merger (including the opinion set forth above) as applied to specific stockholders of the Bank, such as dealers in securities, stockholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

3.          Our opinions set forth herein are based upon the description of the contemplated transaction as set forth in: (i) the section of this opinion letter captioned “The Merger;” (ii) the Merger Agreement; and (iii) the Registration Statement (these descriptions are collectively referred to herein as the “Transaction Description”). If the actual facts relating to any aspect of the contemplated transaction differ from the Transaction Description in any material respect, then our opinions may become inapplicable. No opinion is expressed as to any transaction other than those set forth in the Transaction Description or to any transaction whatsoever, including the Merger, if all the transactions described in the Transaction Description are not consummated in accordance with the terms of the Transaction Description and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion letter is incorrect, our opinions might be adversely affected and may not be relied upon.

4.          In basing matters set forth herein on our knowledge or awareness, the words “knowledge” and “awareness” (and any variations thereof) signify that in the course of our representation as counsel to the Bank, no information has come to our attention that would give us actual knowledge or actual notice that any such matters are not accurate or that any of the Documents and information on which we have relied are not accurate and complete. The words “knowledge” and “awareness” and similar language used herein are intended to be limited to

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knowledge of the lawyers within our firm who have been actively involved in specific matters for the Bank insofar as such knowledge pertains to the area(s) of their involvement. Except as otherwise stated herein, we have undertaken no independent investigation or verification of such matters.

We hereby consent to being named in the sections of the Registration Statement entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” and “LEGAL OPINIONS,” and to the filing of a copy of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or other rules and regulations of the Commission thereunder.

Very truly yours,

Ober, Kaler, Grimes & Shriver, A professional corporation

By:	/s/ Robert L. Ash
Robert L. Ash, Shareholder